Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement (No. 333-168569) on Form N-1A of Equinox Abraham Strategy Fund, Equinox Absolute Return Plus Strategy Fund, Equinox Chesapeake Strategy Fund, Equinox Crabel Strategy Fund (formerly Equinox Crabel Two Plus Strategy Fund), Equinox Eclipse Strategy Fund, Equinox John Locke Strategy Fund, Equinox QCM Strategy Fund and Equinox Tiverton Strategy Fund, each a series of the Equinox Funds Trust, of our reports dated November 29, 2012, relating to our audits of the financial statements and financial highlights, which appear in the Annual Report on Form N-CSR of Equinox Abraham Strategy Fund, Equinox Absolute Return Plus Strategy Fund, Equinox Chesapeake Strategy Fund, Equinox Crabel Strategy Fund (formerly Equinox Crabel Two Plus Strategy Fund), Equinox Eclipse Strategy Fund, Equinox John Locke Strategy Fund, Equinox QCM Strategy Fund and Equinox Tiverton Strategy Fund, each a series of the Equinox Funds Trust, for the periods from the commencement of operations (either January 25, 2012 or April 19, 2012 depending on the respective fund) through September 30, 2012.

We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information and “Independent Registered Public Accountant” appearing in the Equinox Campbell Strategy Fund Prospectus, which are part of this Registration Statement.

/s/  McGladrey LLP

Denver, Colorado

August 15, 2013